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                                                                      EXHIBIT 12

                          NAPCO SECURITY SYSTEMS, INC.

                             COMPUTATION OF RATIOS


                                           1995             1994              1993
                                           ----             ----              ----
                                              (In thousands, except for ratios)
A.  Current Assets                         $39,916         $40,105          $37,809
B.  Current Liabilities                     11,256          12,072           17,873

    Current Ratio
      (Line A / Line B)                   3.5 to 1        3.3 to 1         2.1 to 1

C.  Sales                                  $48,078         $46,873          $46,560
D.  Receivables                             13,647          14,687           12,088

    Ratio (Line C / Line D)               3.5 to 1        3.2 to 1         3.9 to 1

E.  Total Current
      Liabilities                          $11,256         $12,072          $17,873
F.  Long Term Debt                          15,275          13,690            6,567
G.  Deferred Income Taxes                      648               0                0
H.  Total Debt                              27,179          25,762           24,440
I.  Equity                                  28,560          28,048           26,793

    Ratio (Line H / Line I)                 1 to 1         .9 to 1          .9 to 1



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